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Exhibit (b)(2)

EIGHTH AMENDMENT TO LOAN AGREEMENT

        This Eighth Amendment to Loan Agreement (this "Amendment"), dated as of July 8, 2004 (the "Eighth Amendment Closing Date") but made effective (unless otherwise specifically provided herein) as of May 31, 2004 (the "Amendment Effective Date"), is made by and between LASALLE BANK NATIONAL ASSOCIATION, with its principal place of business at 135 S. LaSalle Street, Chicago, Illinois 60603 ("Lender") and MINUTEMAN INTERNATIONAL, INC., an Illinois corporation, with its principal place of business at 111 S. Rohlwing Road, Addison, Illinois 60101 ("Borrower").

RECITALS

        A.    Borrower and Lender have entered into that certain Loan Agreement dated as of November 18, 1998, as amended by that certain First Amendment to Loan Agreement dated April, 1999, that certain Amendment to Loan Agreement dated November 17, 1999, that certain Second Amendment to Loan Agreement dated November 16, 2000, that certain Third Amendment to Loan Agreement dated May 31, 2001, that certain Fourth Amendment to Loan Agreement dated May 31, 2002, that certain Fifth Amendment to Loan Agreement dated September 25, 2002, that certain Sixth Amendment to Loan Agreement dated February 25, 2003 and that certain Seventh Amendment to Loan Agreement dated May 31, 2003 (and as further amended from time to time, collectively, the "Loan Agreement"), pursuant to which Lender established (i) a revolving line of credit authorizing Borrower to draw up to $5,000,000 in principal (the "Revolving Loan") and (ii) a term loan in the original principal amount of $14,000,000 (the "Term Loan"). The Revolving Loan, the Term Loan and any advances made thereunder are collectively referred to herein as the "Loans".

        B.    The Revolving Loan is evidenced by that certain Revolving Note dated May 31, 2003 in the principal amount of $5,000,000 made by Borrower in favor of Lender (the "Revolving Note"). The Term Loan is evidenced by that certain Term Note dated November 18, 1998 in the original principal amount of $14,000,000 made by Borrower in favor of Lender (the "Term Note"). The Revolving Note and the Term Note are collectively referred to as the "Notes".

        C.    Concurrently herewith, Borrower has entered into that certain Agreement and Plan of Merger dated July 8, 2004 (the "Merger Agreement") by and among Borrower, Hako-Werke International GmbH, a German corporation and the majority shareholder of Borrower ("Hako") and MMAN Acquisition Corp., an Illinois corporation, which is wholly owned by Hako ("Merger Sub"), pursuant to which Merger Sub shall be merged with and into Borrower, with Borrower being the surviving corporation (the "Merger", and the effective date of such Merger being the "Merger Effective Date"). After the consummation of the Merger, Hako will be the sole shareholder of Borrower and Borrower will be delisted as a public company (the "Going Private Transaction"). Borrower has requested that Lender consent to the Merger and finance a portion of the consideration required for the Merger and certain costs associated therewith.

        D.    The parties now desire to amend the Loan Agreement and Loan Documents to: (i) extend the maturity date of the Revolving Loans to June 30, 2005 and (ii) contingent upon the effectiveness of the Merger (x) restructure and increase the Term Loan up to an original principal amount of $17,500,000; (y) amend certain financial covenants and add an additional financial covenant, and (z) change the pricing of the Loans, each as more specifically provided for herein.

        NOW, THEREFORE, in consideration of the premises herein contained, the Loans and other financial accommodations heretofore or hereafter made to Borrower by Lender and for other good and valuable consideration (the receipt, sufficiency and adequacy of which are hereby acknowledged), the parties hereto hereby agree as follows:

        1.    Definitions.    Terms capitalized herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement, as amended hereby.

        2.    Recitals.    The Recitals to this Amendment are incorporated herein by this reference as fully and with the same force and effect as if repeated herein at length.

        3.    Consent to Merger and Going Private Transaction/Additional Waivers.    Subject solely to the satisfaction of the conditions set forth in Section 8 below on the Eighth Amendment Closing Date, Lender consents to Borrower's entering into the Merger Agreement and consummating the Going Private Transaction and the Merger, substantially as described in that certain letter dated May 28, 2004 from Patrick Maloney of Bell, Boyd & Lloyd (counsel to Hako) to Thomas J. Nolan, Borrower's Vice President of Finance and in accordance with the terms set forth in the Merger Agreement. Lender further waives any Potential Defaults or Events of Default (and all rights and remedies in connection therewith) arising from any provision of the Loan Agreement or any of the Loan Documents purporting to prohibit or restrict the entering into of the Merger Agreement and/or the consummation of the Merger and/or the Going Private Transaction, including without limitation, violations of Sections 5.11, 6.1, 6.2, 6.5, 6.8, 6.9, 6.10, 6.12 or 6.13 of the Loan Agreement. Lender further waives any Potential Defaults or Events of Default (and all rights and remedies in connection therewith) through the Eighth Amendment Closing Date arising from Borrower's breach or violations of Sections 5.11, 5.12, 5.14, 5.15, 5.16, 5.18, 5.20, 6.1, 6.2, 6.3, 6.5, 6.7, 6.8, 6.12, 6.13, 6.16, 7.2, 7.6 and 7.8 of the Loan Agreement.

        4.    Modification to Loan Documents.    Each and every Loan Document is hereby modified and amended to reflect the terms hereof; and wherever reference is made to any such Loan Document, such reference shall be deemed to refer to such Loan Document as modified and amended by this Amendment. The Loan Agreement is further amended such that all references to "Revolving Note" shall mean the Revolving Note as amended and restated by the Amended and Restated Revolving Note, and all references to "Term Note" shall mean the Amended and Restated Term Note, each as further defined and described below.

        5.    Amendments to Loan Agreement.    Subject to the terms and conditions contained herein, Borrower and Lender hereby amend the Loan Agreement as follows:

          5.1    Section 1.1 of the Loan Agreement (Definition of "EBITDA").    Section 1.1 of the Loan Agreement is hereby amended by amending and restating the definition of "EBITDA" in its entirety as follows:

            "'EBITDA' shall mean, for a given period, the sum of Borrower's (without duplication): (a) net income for such period, less any extraordinary gains or losses, (b) Interest Expense for such period, (c) depreciation and amortization expenses for such period, and (d) income taxes paid or provided for by Borrower for such period, all determined in accordance with Generally Accepted Accounting Principles consistently applied. Transaction expenses incurred by Borrower (not to exceed $750,000 in the aggregate) in connection with the Merger and the Going Private Transaction during any applicable testing period on or prior to December 31, 2004 and otherwise deducted in the calculation of EBITDA for such period shall be added back to such calculation."

          5.2    Section 1.1 of the Loan Agreement (Definition of "Fixed Charge Coverage Ratio").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Section 1.1 of the Loan Agreement shall be deemed automatically modified hereby to amend and restate the definition of "Fixed Charge Coverage Ratio" in its entirety to read as follows:

            "'Fixed Charge Coverage Ratio' shall mean, at the end of any Fiscal Quarter for the four Fiscal Quarter period then ending, the ratio of (a) EBITDA minus capital expenditures paid during such period, cash dividends paid to shareholders during such period (other than any distributions or payment made to shareholders as payment for (or to provide funds for payment for) their shares sold pursuant to the Merger) and cash taxes paid during such period, to (b) current maturities of long term Indebtedness (other than the Revolving Loans) and capitalized leases paid or scheduled to be paid during such period, Interest Expense, and any prepayments made with respect to any Indebtedness (except prepayments made on trade payables or the Loans) paid during such period."

          5.3    Section 1.1 of the Loan Agreement (Definition of "Indebtedness").    Section 1.1 of the Loan Agreement is hereby amended by amending and restating the definition of "Indebtedness" in its entirety as follows:

            "'Indebtedness' shall mean, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of Borrower for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn under all letters of credit, bankers' acceptances and similar obligations issued for the account of Borrower and all unpaid drawings in respect of such letters of credit, bankers' acceptances and similar obligations, (c) all indebtedness secured by any Lien on any property owned by Borrower, whether or not such Indebtedness has been assumed by Borrower (provided, however, if Borrower has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien), (d) the aggregate amount of all capitalized lease obligations of Borrower, (e) all contingent obligations of Borrower, whether or not reflected on its balance sheet, (f) all obligations under any Swap Contracts, and (g) all monetary obligations of Borrower under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of Borrower but which, upon the insolvency or bankruptcy of Borrower, would be characterized as the indebtedness of Borrower (without regard to accounting treatment). Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by Borrower in accordance with customary practices and in the ordinary course of business of Borrower."

          5.4    Section 1.1 of the Loan Agreement (Definition of "Interest Period").    Section 1.1 of the Loan Agreement is hereby amended by amending and restating the definition of "Interest Period" in its entirety as follows:

            "'Interest Period' shall mean, with respect to any LIBOR Loan, the period commencing on the borrowing date or on the conversion or continuation date of such LIBOR Loan and ending on the numerically corresponding date (or if there is not numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however that: (a) each such Interest Period occurring after the initial Interest Period shall commence on the day on which the preceding Interest Period expires, (b) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (c) no Interest Period with respect to any Revolving Loan shall end later than the Revolving Loan Termination Date, and (d) interest shall accrue from and including the first day of an Interest Period to and including the last day of such Interest Period."

          5.5    Section 1.1 of the Loan Agreement (Definition of "LIBOR Loan").    Section 1.1 of the Loan Agreement is hereby amended by amending and restating the definition of "LIBOR Loan" in its entirety as follows:

            "'LIBOR Loan' shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that will bear interest at the LIBOR Rate as further described in Section 2 below."

          5.6    Section 1.1 of the Loan Agreement (Definition of "Maximum Facility").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Section 1.1 of the Loan Agreement shall be deemed automatically amended hereby to delete the reference to "$19,000,000" in the definition of "Maximum Facility" and to substitute "$22,500,000" in its place.

          5.7    Section 1.1 of the Loan Agreement (Definition of "Revolving Loan Termination Date").    Section 1.1 of the Loan Agreement is hereby amended by deleting the reference to "May 31, 2004" in the definition of "Revolving Loan Termination Date" and substituting "June 30, 2005" in its place.

          5.8    Section 1.1 of the Loan Agreement (Definition of "Total Debt").    Section 1.1 of the Loan Agreement is hereby amended to amend and restate the definition of "Total Debt" in its entirety to read as follows:

            "'Total Debt' shall mean (i) prior to the Merger Effective Date and the making of the supplemental Term Loan described in Section 2.2 hereof, the aggregate outstanding principal balance of the Term Loan and the Revolving Loan at such time and (ii) from and after the Merger Effective Date and the making of the supplemental Term Loan described in Section 2.2 hereof, all Indebtedness for borrowed money evidenced by a written document and subject to required payments of interest and/or principal, including Subordinated Indebtedness."

          5.9    Section 1.1 of the Loan Agreement (New Definition of "Liabilities").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Section 1.1 of the Loan Agreement shall be deemed automatically amended to add a new definition of "Liabilities" in such section in the appropriate alphabetical order as follows:

            "'Liabilities' shall mean at all times all liabilities of Borrower that would be shown as such on a balance sheet of Borrower prepared in accordance with Generally Accepted Accounting Principles."

          5.10    Section 1.1 of the Loan Agreement (New Definitions of "Hako", "Merger", "Merger Agreement", "Merger Effective Date" and "Merger Sub").    Section 1.1 of the Loan Agreement is hereby amended to add the following new definitions to such section in the appropriate alphabetical order as follows:

            "'Hako' means Hako-Werke International GmbH, a German corporation.

            'Merger' means the merger of Merger Sub into and into Borrower pursuant to and in accordance with the Merger Agreement.

            'Merger Agreement' means that certain Agreement and Plan of Merger dated July 8, 2004 by and among Borrower, Hako and Merger Sub.

            'Merger Effective Date' means the effective date of the Merger.

            'Merger Sub' means MMAN Acquisition Corp., an Illinois corporation."

          5.11    Section 2.1 of the Loan Agreement ("Revolving Credit Facility").    Section 2.1 of the Loan Agreement is hereby deleted in its entirety and the following substituted in its place as follows:

            "2.1    Revolving Credit Facility.    Subject to the terms and provision of this Agreement including without limitation, that no Event of Default or Potential Default has occurred and all other conditions precedent to lending under Section 4 hereof have been satisfied, upon the request of Borrower made at any time until the Revolving Loan Termination Date, Lender agrees to make loans and advances (hereinafter individually referred to as a "Revolving Loan" and collectively as "Revolving Loans") to Borrower from time to time so long as the aggregate amount of the Revolving Loans outstanding at any time does not exceed the Maximum Revolving Credit Facility, after deduction of a reserve in the amount of $1,000,000. The Revolving Loans shall be evidenced by, and repayable in accordance with, Revolving Loan Notes substantially in the form of Exhibit B ("Revolving Loan Notes")."

          5.12    Section 2.2 of the Loan Agreement ("Term Loan Facility").    Section 2.2 of the Loan Agreement is hereby deleted in its entirety and the following substituted in its place as follows:

            "2.2    Term Loan Facility.    Prior to the Merger Effective Date, Lender has made a term loan to borrower in the original principal amount of $14,000,000 (the "Term Loan"), of which approximately $6,750,000 is outstanding as of the Eighth Amendment Closing Date. Subject to (x) satisfaction of the conditions set forth in Sections 4.2(a), and (c) of the Loan Agreement, and (y) the Merger becoming effective (as evidenced by a certificate of merger certified by the Secretary of State of Illinois), Lender agrees to make a supplemental term loan to Borrower on the Merger Effective Date in the original principal amount of the difference between $17,500,000 and the then outstanding principal balance of the Term Loan (all such term loan advances, from and after such date, being collectively referred to as the "Term Loan"). Such Term Loan shall be evidenced by and repayable in accordance with the Amended and Restated Term Loan Note substantially in the form of Exhibit D attached to the Eighth Amendment to the Loan Agreement (the "Term Note"). The outstanding principal balance of the Term Loan shall amortize over 11.67 years and be payable in semi-annual installments each in the amount of $750,000, with the first payment due and payable on the date that is six (6) months from the date of funding of the supplemental Term Loan on the Merger Effective Date as described herein and at the end of each six month period thereafter (or, if the Merger is not consummated and the Merger Agreement is terminated, on each November 18 and May 18 occurring after such termination), in each case, with a final balloon payment of the then outstanding principal balance and all interest accrued thereon due on June 30, 2011 (the "Term Loan Termination Date"). Lender hereby acknowledges and agrees that the proceeds of the supplemental Term Loan may be used (i) to provide payment for the shares of Borrower's stock pursuant to the Merger and (ii) for other general corporate purposes permitted pursuant to law."

          5.13    Section 2.3 of the Loan Agreement ("Borrowing Procedures").    Section 2.3 of the Loan Agreement is hereby deleted in its entirety and the following substituted in its place:

            "2.3    Borrowing Procedures.    Each Loan (including the supplemental Term Loan to be made pursuant to Section 2.2) shall be made available to Borrower upon its request from an Authorized Representative of Borrower, whose authority to so act has not been revoked by Borrower in writing previously received by Lender. Each Loan may be advanced either as a LIBOR Loan or a Reference Rate Loan, provided, however that at any time, Borrower may identify no more than three (3) Revolving Loans and three (3) Term Loans which may be LIBOR Loans. A request for a Reference Rate Loan must be received by no later than noon (Chicago time) on the day it is to be funded. A request for a LIBOR Loan must be: (a) received by no later than noon (Chicago time) two (2) Business Days before the day it is to be funded, and (b) in an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) or a higher integral multiple of Fifty Thousand and 00/100 Dollars ($50,000). If for any reason Borrower shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Reference Rate Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower. The proceeds of each Reference Rate Loan or LIBOR Loan shall be made available at the office of Lender by credit to the account of Borrower or by other means requested by Borrower and acceptable to Bank, subject to any delays beyond Lender's reasonable control, and provided that Lender shall not be liable for any damages or liabilities for the failure to so make any Loan on the day requested unless such failure was due to Lender's gross negligence or willful misconduct."

          5.14    Section 2.5(a) of the Loan Agreement ("Interest—Rate").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Section 2.5(a) of the Loan Agreement shall automatically be deemed amended and restated in its entirety to read as follows:

            "2.5    Interest.    (a) Rate.    Except as otherwise provided hereunder, the principal amount of the Loans outstanding from time to time shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a 360 day period) at either (i) the Reference Rate or (ii) the LIBOR Rate plus the Applicable LIBOR Margin, at Borrower's option. Accrued and unpaid interest on the unpaid balance of all Loans outstanding from time to time which are Reference Rate Loans shall be due and payable quarterly, in arrears commencing on October 1, 2004 and on the first day of each calendar quarter thereafter and, in the case of Revolving Loans, on the Revolving Loan Termination Date or, in the case of the Term Loan, on the Term Loan Termination Date, as applicable. Accrued and unpaid interest on the unpaid principal balance of all Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period (provided, however, that for Interest Periods of six (6) months, accrued interest shall also be paid on the date which is three (3) months from the first day of such Interest Period), commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and, in the case of Revolving Loans, on the Revolving Loan Termination Date or, in the case of the Term Loan, on the Term Loan Termination Date, as applicable. The Applicable LIBOR Margin for all LIBOR Loans outstanding from the Merger Effective Date through the Fiscal Quarter ending September 30, 2004, if any, will be 130 basis points. Thereafter, the interest rate shall be calculated as set forth in this Section 2."

          5.15    Section 4.2 of the Loan Agreement ("Conditions of all Loans").    The caption and preamble to Section 4.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "4.2    Conditions of All Revolving Loans.    Notwithstanding any other provision of the Loan Agreement, the making of Revolving Loans shall be conditioned upon the satisfaction of the matters set forth in this Section 4.2, and each request by Borrower for a Revolving Loan shall constitute a representation to Lender that each such condition set forth below has been met or satisfied, unless otherwise waived by Lender."

          5.16    Section 5.11 of the Loan Agreement ("Conduct of Business").    Section 5.11 of the Loan Agreement is hereby deleted in its entirety and the following new section is substituted in its place to read as follows:

            "5.11    Adverse Circumstances.    No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could materially adversely affect the ability of Borrower to perform its obligations under this Agreement or the Loan Documents, (b) would constitute a Potential Default or Event of Default under any of the Loan Documents, or (c) would constitute a material adverse change in the business, financial condition, operations or results of operations of Borrower."

          5.17    Section 5.12 of the Loan Agreement ("Environmental Laws").    Section 5.12 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "5.12    Environmental Laws.    Except as disclosed in Schedule 5.12, Borrower represents, warrants and agrees with Lender that (i) Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and which violation would result in liability to Borrower in excess of $250,000 in the aggregate; (ii) the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, except where the failure to so comply would not have a material adverse effect on Borrower; (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to Borrower's knowledge, threatened, and Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by Borrower or any of its affiliates or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which would result in liability to Borrower in excess of $250,000 in the aggregate; and (iv) Borrower has no liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material which would result in liability to Borrower in excess of $250,000 in the aggregate."

          5.18    Section 5.13 of the Loan Agreement ("Permits and Licenses").    Section 5.13 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "5.13    Permits and Licenses.    Except as set forth on Schedule 5.13, Borrower has been and is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, inspections, consents and franchises (collectively, the "Licenses") necessary to continue to conduct its business and to own or lease and operate its properties as heretofore conducted, owned, leased or operating, including without limitation, any and all Licenses related to Environmental Laws, except in each of the foregoing cases, where the failure to so maintain any such Licenses would not have a material adverse effect on Borrower."

          5.19    Section 5.14 of the Loan Agreement ("ERISA").    The second and third phrases of Section 5.14 of the Loan Agreement are hereby amended and restated in their entirety to read as follows:

            "no Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan which would result in liability to Borrower in excess of $250,000, nor has any Benefit Plan been the subject of a waiver of the minimum funding standard under Section 412 of the IRC;"

  Further, the sixth phrase of Section 5.14 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "no notice of intent to terminated a Benefit Plan has been distributed to affected parties or filed with the PBGC under Section 4041 of ERISA, nor has any Benefit Plan been terminated under Section 4041(e) of ERISA which, in either case, would result in liability to Borrower in excess of $250,000 in the aggregate;"

  Further, the third to last phrase of Section 5.14 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "neither Borrower nor any ERISA Affiliate of Borrower would be liable for any amount in excess of $250,000 pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans;"

          5.20    Section 5.15 of the Loan Agreement ("Customer and Trade Relations").    Section 5.15 of the Loan Agreement is hereby deleted in its entirety and the following is substituted in its place:

            "5.15    [Reserved]."

          5.21    Section 5.16 of the Loan Agreement ("Other Names").    Section 5.16 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "5.16    Other Names.    The business conducted by Borrower has not been conducted under any corporate, trade or fictitious name other than those names listed on Schedule 5.16 hereto or identified to Lender pursuant to Section 6.2."

          5.22    Section 5.18 of the Loan Agreement ("Employee Controversies").    Section 5.18 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "5.18    Employee Controversies.    Except as set forth on Schedule 5.13, there are no strikes, work stoppages or controversies pending or, to Borrower's knowledge after diligent inquiry and investigation, threatened, between Borrower and any of its employees, other than employee grievances which are not, in the aggregate, material to the financial conditions or results of operations or business of Borrower."

          5.23    Section 5.22 of the Loan Agreement ("Year 2000 Compliance").    Section 5.22 of the Loan Agreement is hereby deleted in its entirety.

          5.24    Section 6.1 of the Loan Agreement ("Sale, Transfer or Encumbrance of Assets").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Section 6.1 of the Loan Agreement shall automatically be deemed amended and restated in its entirety to read as follows:

            "6.1    Sale, Transfer or Encumbrance of Assets.    Sell, lease, pledge, encumber, grant or permit a Lien on (other than Permitted Liens as defined below in this Section 6.1), or otherwise dispose of or transfer, whether by sale or otherwise, any of Borrower's assets (including pledging any of the stock or equity interests of any of Borrower's Subsidiaries), except for (A) dividends to the extent they comply with Section 6.12 hereof, (B) sales of inventory in the ordinary course of business, (C) sales of items of equipment which are obsolete, worn-out or otherwise not useable in Borrower's business up to an aggregate of $150,000 in sales proceeds in any Fiscal Year and (D) sales or leases of any other assets so long as (i) no Event of Default which is an Uncured Default or Potential Default exists and (ii) where such sales aggregate in excess of the sum of $500,000 in any Fiscal Year, the proceeds thereof are applied to the principal balance of the Term Loan in the inverse order of maturity of installments thereunder. For purposes of this Agreement, "Permitted Liens" shall mean any or all of the following: (i) Liens to Lender, (ii) Liens securing the payment of taxes, assessments, levies or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles, (iii) Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons imposed by law, provided that the payment thereof is not yet required or payment is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles, (iv) Liens incurred or deposits made in the ordinary course of Borrower's business in connection with worker's compensation, unemployment insurance, social security and other like laws or to secured performance of tenders, statutory obligations, surety bonds, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations in respect of the payment for borrowed money), (v) Liens in connection with capitalized or operating leases or purchase money security interests for purchase of equipment up to an aggregate sum not to exceed $2,000,000 for leases or purchases during any Fiscal Year, the documents relating to such Liens to be in form reasonably acceptable to Lender, (vi) Liens arising from precautionary UCC financing statement filings in respect of operating leases, (vii) Liens arising out of judgments or awards against Borrower with respect to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, (viii) easements,, rights of way, restrictions, encroachments, and other similar encumbrances and minor defects of title incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower, and (ix) Liens listed on Schedule 6.1."

          5.25    Section 6.3 of the Loan Agreement ("Guaranties").    Section 6.3 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "6.3    Guaranties.    Guarantee or otherwise become in any way liable with respect to the obligations of any third party except (i) by endorsement of instruments or items of payments for deposit to the general account of Borrower or which are transmitted or turned over to Lender, (ii) in connection with Permitted Swap Obligations, or (iii) for guaranties of third party vendor financing obligations of Borrower's customers not to exceed $500,000 in aggregate exposure to Borrower at any one time outstanding."

          5.26    Section 6.5 of the Loan Agreement ("Loans and Investments").    Section 6.5 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "6.5    Loans and Investments.    Make any advance, loan, investment or material acquisition of assets other than (i) advances made to employees in the ordinary course of business for moving, travel and business related expenses so long as the aggregate amount of such advances do not exceed $100,000 in the aggregate outstanding at any time, (ii) investments in direct obligations of the United States, (iii) investments in certificates of deposit issued by Lender or any bank with assets greater than One Hundred Million Dollars ($100,000,000.00); (iv) investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-1 by Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and Moody's Investment Service, Inc.) or (v) investments in wholly-owned Subsidiaries."

          5.27    Section 6.6 of the Loan Agreement ("Indebtedness").    Section 6.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "6.6    Indebtedness.    Incur any Indebtedness, other than (i) the Obligations, (ii) unsecured trade debt arising in the ordinary course of Borrower's business, (iii) unsecured Indebtedness in an amount not to exceed $1,000,000 in the aggregate outstanding during the term of this Agreement, (iv) Indebtedness incurred in connection with "Permitted Liens" (as defined in Section 6.1 hereof), or (v) Permitted Swap Obligations."

          5.28    Section 6.8 of the Loan Agreement ("Affiliate Transactions").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Section 6.8 shall automatically be deemed amended and restated in its entirety to read as follows:

            "6.8    Affiliate Transactions.    Other than dividends permitted pursuant to Sections 6.1 and 6.12 hereof, investments in wholly-owned Subsidiaries permitted pursuant to Section 6.5 hereof, the Merger and Going Private Transaction, and loans to employees permitted pursuant to Section 6.5 hereof, transfer any cash or property to any direct or indirect owner of or beneficial owner of any interest in Borrower or other Affiliate or enter into any transaction including without limitation the purchase, lease, sale or exchange of property or the rendering of any service to or by any direct or indirect owner of or beneficial owner of any interest in Borrower or other Affiliate; provided that Borrower may (i) sell inventory or provided services to Affiliates for cash for fair value in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transactions would have been made had such transfers or transactions been made at arm's length to or with a Person that is not an Affiliate or (ii) pay compensation for services to employees who are direct or indirect owners of or beneficial owners of any interest in Borrower in the ordinary course of Borrower's business."

          5.29    Section 6.9 of the Loan Agreement ("Consolidations, Mergers").    Section 6.9 of the Loan Agreement is hereby amended and restated to read as follows:

            "6.9    Consolidations, Mergers.    Except for mergers of Borrower's wholly-owned Subsidiaries with and into Borrower, as the result of which Borrower is the surviving entity, Borrower shall not merge or consolidate with any other Person, and Borrower shall not dissolve, enter into any joint venture or become a partner in any partnership."

          5.30    Section 6.12 of the Loan Agreement ("Distributions").    Section 6.12 of the Loan Agreement is hereby amended and restated to read as follows:

            "6.12    Distributions.    Pay, directly or indirectly, any cash, stock, other securities or proper dividends or distributions to its shareholders or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, except for (i) cash dividends declared and paid by Borrower consistent with its past business practices so long as both immediately before and immediately after the declaration and payment thereof Borrower is in compliance with the financial covenants set forth in Article 9 hereof, and (ii) dividends payable solely in common stock of Borrower."

          5.31    Section 6.14 of the Loan Agreement ("ERISA").    Section 6.14 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in its place:

            "6.14    [Reserved]."

          5.32    Section 6.15 of the Loan Agreement ("Change of Control").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Section 6.15 shall automatically be deemed deleted in its entirety.

          5.33    Section 6.16 of the Loan Agreement ("Bank Accounts").    Section 6.16 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "6.16    Bank Accounts.    Except for payroll and petty cash accounts established in the ordinary course of Borrower's business (and so long as Borrower maintains its primary operating account with Lender), establish any depository, operating or other account at any financial institution other than Lender."

          5.34    Section 7.1 of the Loan Agreement (Affirmative Covenants—"Taxes").    Section 7.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "7.1    Taxes.    Borrower shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against Borrower or any of its properties, equipment or inventory, before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings."

          5.35    Section 7.2 of the Loan Agreement (Affirmative Covenants—"Litigation").    Section 7.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "7.2    Litigation.    Borrower shall, immediately after knowledge thereof shall have come to the attention of any officer of Borrower, give written notice to Lender of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a material adverse effect on the business, property or operations of Borrower."

          5.36    Section 7.4 of the Loan Agreement (Affirmative Covenants—"Compliance with Laws").    Section 7.4 of the Loan Agreement is hereby amended by adding the following at the end of such section as follows:

            "Borrower shall (a) ensure, and cause each subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls Borrower or any subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended. As required by federal law and Lender's policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services."

          5.37    Section 7.6 of the Loan Agreement (Affirmative Covenants—"ERISA Reportable Events").    Section 7.6 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "7.6    ERISA Reportable Events.    Borrower shall furnish to Lender: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that nay Reportable Event with respect to any Benefit Plan has occurred, a statement of the Chief Financial Officer of Borrower setting forth the details concerning such Reportable Event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC, if a copy of such notice is available to Borrower, (b) upon the request of Lender, copies of each annual report with respect to each Benefit Plan, (c) promptly after receipt thereof, a copy of any notice of any potential material liability, adverse determination letter, ruling or opinion Borrower may receive from the PBGC or the Internal Revenue Service with respect to any Benefit Plan, (d) upon the request of Lender, all notices of a significant reduction in the rate of benefit accrual or plan termination to the participants by the administrator of such Benefit Plan, and (e) promptly after receipt thereof, any notice from any Multi Employer Plan to which Borrower or any ERISA Affiliate of Borrower contributes which quantifies any actual or potential withdrawal liability which will or may be imposed upon the withdrawal of Borrower or any ERISA Affiliate of Borrower from such Multi Employer Plan."

          5.38    Section 7.8 of the Loan Agreement (Affirmative Covenants—"Lending Relationship").    Section 7.8 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "7.8    Lending Relationship.    Other than as permitted pursuant to Section 6.16 hereof, Borrower shall utilize Lender as its primary bank of account and depository for all financial services, including all receipts, disbursements and related services."

          5.39    Article 9 of the Loan Agreement ("Affirmative Covenants—Financial").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Article 9 of the Loan Agreement shall automatically be deemed amended and restated in its entirety to read as follows, it being understood and agreed that, notwithstanding the inclusion in the covenants below of measurement dates that may occur prior to the Merger Effective Date (i.e., the last day of any specified Fiscal Quarter), Borrower's compliance with such covenants shall only be determined on measurement dates occurring on or after the Merger Effective Date:

            "9.   AFFIRMATIVE COVENANTS—FINANCIAL.

            9.1    Fixed Charge Coverage Ratio.    As of the last day of the Fiscal Quarter ending June 30, 2005, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00. As of the last day of each of the Fiscal Quarters ending September 30, 2005 through and including the Fiscal Quarter ending December 31, 2005, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1:10 to1.00. As of the last day of the Fiscal Quarter ending March 31, 2006 through and including the Fiscal Quarter ending on December 31, 2006, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than1.20 to 1.00. As of the last day of the Fiscal Quarter ending on March 31, 2007 through and including the last days of each Fiscal Quarter thereafter, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.30 to 1.00.

            9.2    Total Debt to EBITDA Ratio.    As of the last day of each of the Fiscal Quarters ending June 30, 2004 through and including the Fiscal Quarter ending September 30, 2004, Borrower's ratio of Total Debt to EBITDA (calculated on a trailing four Fiscal Quarter basis) shall not exceed 4.00 to 1.00. As of the last day of each of the Fiscal Quarters ending December 31, 2004 through and including the Fiscal Quarter ending September 30, 2005, Borrower ratio of Total Debt to EBITDA (calculated on a trailing four Fiscal Quarter basis) shall not exceed 3.85 to 1.00. As of the last day of each of the Fiscal Quarters ending December 31, 2005 through and including the Fiscal Quarter ending September 30, 2006, Borrower's ratio of Total Debt to EBITDA (calculated on a trailing four Fiscal Quarter basis) shall not exceed 3.50 to 1.00. As of the last day of each of the Fiscal Quarters ending December 31, 2006 through and including the last dates of each Fiscal Quarter thereafter, Borrower's ratio of Total Debt to EBITDA (calculated on a trailing four Fiscal Quarter basis) shall not exceed 3.25 to 1.00.

            9.3    Minimum Tangible Net Worth.    As of the end of each of the Fiscal Quarters ending June 30, 2004, September 30, 2004 and December 31, 2004, Borrower shall maintain a Tangible Net Worth of at least $23,000,000. As of the end of the Fiscal Quarter ending March 31, 2005 and as of the end of each Fiscal Quarter thereafter, Borrower shall maintain a Tangible Net Worth of at least $25,000,000.

            9.4    Maximum Ratio of Total Unsubordinated Liabilities to Tangible Net Worth.    As of the end of each of the Fiscal Quarters ending June 30, 2004 and as of the end of each Fiscal Quarter thereafter, Borrower's ratio of: (a) Liabilities minus Subordinated Indebtedness, to (b) Tangible Net Worth shall not exceed 1.50 to 1.00."

          5.40    Section 10.5 of the Loan Agreement (Events of Default—"Attachment or Levy").    Section 10.5 of the Loan Agreement is hereby amended by deleting the reference to "One Hundred Thousand Dollars ($100,000)" in such section and inserting "Two Hundred Fifty Thousand Dollars ($250,000) in its place.

          5.41    Section 10.9 of the Loan Agreement (Events of Default—"Governmental Lien").    Section 10.9 of the Loan Agreement is hereby amended by deleting the references to "One Hundred Thousand Dollars ($100,000)" in such section and inserting "Two Hundred Fifty Thousand Dollars ($250,000) in their place.

          5.42    Section 10.10 of the Loan Agreement (Events of Default—"Judgment").    Section 10.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

            "10.10    Judgment.    The entry of any final, non-appealable judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against Borrower which is not fully covered by insurance (net of any deductible), and which judgment or other process would have a material adverse effect on the ability of Borrower to perform under this Agreement or under any other agreement between Borrower and Lender."

          5.43    Section 10.11 of the Loan Agreement (Events of Default—"Other Indebtedness").    Section 10.9 of the Loan Agreement is hereby amended by deleting the reference to "One Hundred Thousand Dollars ($100,000)" in such section and inserting "Two Hundred Fifty Thousand Dollars ($250,000) in its place.

          5.44    Section 10.12 of the Loan Agreement (Events of Default—"ERISA Reportable Event").    Section 10.12 of the Loan Agreement is hereby deleted in its entirety and the following inserted in its place:

            "10.12    [Reserved]."

          5.45    Article 10 of the Loan Agreement (Events of Default—New Section—"Change of Control").    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, Article 10 of the Loan Agreement shall automatically be deemed amended by adding the following new Section 10.13 as follows:

            "10.13    Change of Control.    Hako shall cease to own and control, directly or indirectly, at least 51% of the issued and outstanding capital stock of Borrower, or Hako ceases to have possession of the power to direct, or cause the direction of, the management and policies of Borrower by contract or voting of securities."

        6.    New Annex A to Loan Agreement—Applicable LIBOR Margin.    Concurrently with the Merger Effective Date and the making of the supplemental Term Loan in accordance with Section 2.2 of the Loan Agreement, the Loan Agreement shall automatically be deemed further amended by amending and restating the existing Annex A in its entirety to read as set forth in a new Annex A set forth on attached Exhibit A.

        7.    New Disclosure Schedules to Loan Agreement.    The Loan Agreement is hereby amended by amending and restating any and all existing disclosure schedules to the Loan Agreement in their entirety to read as set forth on attached Exhibit B.

        8.    Other Deliveries and Closing Conditions.    Concurrent with the execution and delivery of this Amendment, the following conditions shall have been satisfied and Borrower shall deliver or cause to be delivered to Bank the following (as applicable):

          (a)   Amended and Restated Revolving Note (new Exhibit B to the Loan Agreement) in the form set forth on attached Exhibit C;

          (b)   Amended and Restated Term Note (new Exhibit C to the Loan Agreement) in the form set forth on attached Exhibit D;

          (c)   Closing Certificate in the form set forth on attached Exhibit E;

          (d)   Secretary's Certificate certifying Borrower's articles of incorporation (and any amendments thereto), by-laws, resolutions authorizing the execution and delivery of this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Note and all other documents, certificates and other items to be delivered in connection therewith (with copies attached thereto) and incumbency;

          (e)   Certified copies of the Merger Agreement and each other specified documents, certificates and agreements executed and delivered in connection therewith;

          (f)    Opinion of counsel to Borrower with respect to the Merger and the Going Private Transaction and the documents related thereto, as well as an opinion of counsel to Borrower with respect to this Amendment and the Notes including opinions with respect to (without limitation) due organization, authorization, execution and delivery, enforceability, corporate power and authority and non-contravention, all in form and substance satisfactory to Lender and Lender's counsel; and

          (g)   All other documents, certificates, recent financial statements and other items reasonably requested by Lender.

        9.    Reference to and effect on the Loan Agreement.

          (a)   Except as expressly otherwise provided herein, the Loan Agreement and all documents, agreements, certificates and instruments executed or delivered in connection therewith, including, without limitation, all Loan Documents, remain unmodified and in full force and effect and are hereby ratified and confirmed.

          (b)   Except as expressly otherwise provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of (i) any right, power or remedy of Lender under the Loan Agreement or any of the Loan Documents, or (ii) any Potential Default, Event of Default or Uncured Default under the Loan Agreement or the Loan Documents.

        10.    Costs, Expenses and Taxes.    Without limiting the obligation of Borrower to reimburse Lender for costs, fees, disbursements and expenses incurred by Bank pursuant to the Loan Agreement, Borrower agrees to and shall pay on demand all reasonable costs, fees, disbursements and expenses of Bank in connection with the preparation, execution and delivery of this Amendment, and any other agreements, modifications, amendments, instruments or documents contemplated hereby or thereby, including, without limitation, fees, disbursements and out-of-pocket expenses of counsel for Bank with respect thereto.

        11.    Representations and Warranties.    Borrower reaffirms and remakes to Bank all representations and warranties set forth in Article 5 of the Loan Agreement, as amended hereby (except for those representations and warranties that speak as of a particular date, in which case such representations and warranties are true and correct in all material respects as of such date), and further represents and warrants to Bank that as of the date hereof, no Event of Default or Potential Default has occurred and is continuing under the Loan Agreement or any other Loan Document and which has not been waived hereby, and Borrower is in compliance with all of Borrower's obligations under the Loan Agreement and all other Loan Documents, including but not limited to Borrower's affirmative and negative covenants set forth in Articles 6-8 of the Loan Agreement (as amended hereby).

        12.    Governing Law.    The laws of the State of Illinois (other than which pertain to conflicts of law) shall govern all terms of this Amendment, irrespective of the fact that one or more of the parties now is or may become a resident of a different state.

        13.    Counterparts.    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

        14.    Miscellaneous.    This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No modification or amendment of any provision of this Amendment will be effective unless specifically made in writing and duly signed by the party to be bound thereby. No failure or delay on the part of any party to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto will operate as a waiver nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the extent that any of the terms or provisions of this Amendment conflict with any of the terms or provisions of the Loan Agreement, the terms of this Amendment govern.

        15.    Consent.    Borrower consents to the terms, provisions and conditions of this Amendment and ratifies, confirms and approves the Loan Documents, as amended in this Amendment, and each and every term, provision and condition therein contained, and acknowledges that they remain in full force and effect as of the date hereof without offset, demand or counterclaim.

        15.    Unwind of Amendment if Going Private Transaction Is Not Consummated.    In the event that the Merger does not occur and the Merger Agreement is terminated, those provisions of this Amendment conditioned upon the occurrence of the Merger Effective Date or the consummation of the Merger shall immediately terminate and become of no further force and effect without notice or demand to Borrower. All other provisions of this Amendment shall remain in full force and effect as of the Amendment Effective Date, other than the requirement that Lender make the supplemental Term Loan as described in new Section 2.2 of the Loan Agreement. In addition, in the event that the Merger does not occur and the Merger Agreement is terminated, and notwithstanding anything contained in new Section 2.2 of the Loan Agreement to the contrary, Borrower shall be required to revert to paying semi-annual installments on the existing Term Loan of $750,000 each on May 18 and November 18 of each year, with a final payment of the then existing outstanding principal balance and all interest accrued thereon on November 18, 2005.

[Intentionally Left Blank—Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

Lender:
LASALLE BANK NATIONAL ASSOCIATION
By:	/s/ GREGORY J. RAU
Name:	Gregory J. Rau
Title:	President and Chief Executive Officer
Borrower:
MINUTEMAN INTERNATIONAL, INC.
By:	/s/ WILLIAM B. MCKINLEY
Name:	William B. McKinley
Title:	First Vice President

EXHIBIT A

New Annex A to Loan Agreement

Applicable LIBOR Margin—All Loans

Ratio of Total Debt/EBITDA	LIBOR Rate Margin
≥ 3.0 to 1.00	LIBOR + 130 basis points
< 3.0 to 1.00 but ≥ 2.50 to 1.00	LIBOR + 120 basis points
< 2.50 to 1.00 but ≥ 1.50 to 1.00	LIBOR + 110 basis points
< 1.50 to 1.00	LIBOR + 100 basis points

EXHIBIT B

Disclosure Schedules to Loan Agreement

EXHIBIT C

Form of Amended and Restated Revolving Note (Exhibit "B" to Loan Agreement)

AMENDED AND RESTATED REVOLVING NOTE

$5,000,000.00	May 31, 2004 Chicago, Illinois

        FOR VALUE RECEIVED, MINUTEMAN INTERNATIONAL, INC., an Illinois corporation ("Maker"), hereby promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION ("Lender"), on the Revolving Loan Termination Date the principal sum of Five Million and no/100 Dollars ($5,000,000.00), at the office of Lender at 135 S. LaSalle Street, Chicago, Illinois 60603 or at such other place as the holder hereof may appoint, plus interest thereon as set forth below.

        This Revolving Note (this "Note") is delivered by Maker to Lender pursuant to and in accordance with the applicable provisions of the Loan Agreement dated as of November 18, 1998, as amended by that certain First Amendment to Loan Agreement dated April, 1999, that certain Amendment to Loan Agreement dated November 17, 1999, that certain Second Amendment to Loan Agreement dated November 16, 2000, that certain Third Amendment to Loan Agreement dated May 31, 2001, that certain Fourth Amendment to Loan Agreement dated May 31, 2002, that certain Fifth Amendment to Loan Agreement dated September 25, 2002, that certain Sixth Amendment to Loan Agreement dated February 25, 2003, that certain Seventh Amendment to Loan Agreement dated May 31, 2003, and that certain Eighth Amendment to Loan Agreement of even date herewith (and as further amended from time to time, collectively, the "Loan Agreement") executed by and between Maker and Lender. This Note is the Revolving Note evidencing the Revolving Loans referred to in the Loan Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement, the applicable provisions of which are incorporated herein by this reference.

        All interest payable pursuant to this Note and the Revolving Loans shall be paid in the manner set forth in the Loan Agreement. All of the Revolving Loans and unpaid interest accrued thereon shall become due, if not sooner paid, or due by acceleration or otherwise, on the Revolving Loan Termination Date.

        All interest payments shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days during the period for which interest is being charged.

        The occurrence of an Event of Default under the Loan Agreement shall be an Event of Default under this Note. At the election of the holder hereof, upon the occurrence and continuance of an Event of Default, and with the notice, if any, required pursuant to the terms of Section 11 of the Loan Agreement, the Revolving Loans, and all accrued and unpaid interest thereon, shall be and become immediately due and payable in full. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, and such failure shall not be deemed to establish a custom or course of dealing or performance between Maker and Lender. All funds received by Lender during the existence of an Event of Default shall be applied in the manner set forth in the Loan Agreement.

        Maker may prepay this Note in whole or in part in accordance with Section 2 of the Loan Agreement.

        All payments to be made by Maker pursuant to this Note shall be made in accordance with the instructions set forth in the Loan Agreement. Payment shall not be deemed to have been received by Lender until Lender is in receipt of good funds as provided in Section 2.4 of the Loan Agreement.

        The proceeds of the loan evidenced by this Note shall be used solely for the purposes specified in Section 4(1)(c) of the Illinois Interest Act, 815 ILCS 205, et seq., as amended, and the principal sum advanced is for a business loan which comes within the purview of such section.

        If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Maker promises and agrees to pay all Out-of-Pocket Fees and Costs incurred in connection therewith as more specifically set forth in the Loan Agreement.

        Maker hereby waives presentment for payment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time before, at or after maturity, without in any way affecting the liability of Maker hereunder or any guarantor hereof.

        All funds disbursed to or for the benefit of Maker will be deemed to have been disbursed in Chicago, Illinois. This Note is to be governed and construed in accordance with the laws and decisions of the State of Illinois. This Note may not be changed or amended orally, but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

        This Note shall be binding upon Maker, its successors and assigns, and shall inure to the benefit of the successors and assigns of Lender.

        In no event shall Lender be construed for any purpose to be a partner, joint venturer or agent of Maker in the conduct of Maker's business.

        In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any court or any governmental body, this Note shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

        This Note amends and restates in its entirety the Revolving Note dated May 31, 2003 executed by Maker in favor of Lender in the amount of $5,000,000.00 (the "Prior Note"), which Prior Note shall be deemed merged herein. Nothing herein contained shall constitute the satisfaction of the obligations under the Prior Note except the payment in full of all obligations under this Note.

        IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

MINUTEMAN INTERNATIONAL, INC., an Illinois corporation
By:
Name:
Title:

EXHIBIT D

Form of Amended and Restated Term Note (New Exhibit "C" to Loan Agreement)

AMENDED AND RESTATED TERM NOTE

$17,500,000.00	May 31, 2004 Chicago, Illinois

        FOR VALUE RECEIVED, MINUTEMAN INTERNATIONAL, INC., an Illinois corporation ("Maker"), hereby promises to pay to the order of LASALLE BANK NATIONAL ASSOCIATION ("Lender"), on the Term Loan Termination Date the maximum original principal amount of Seventeen Million Five Hundred Thousand and no/100 Dollars ($17,500,000.00), or such lesser principal amount as shall then be outstanding, at the office of Lender at 135 S. LaSalle Street, Chicago, Illinois 60603 or at such other place as the holder hereof may appoint, plus interest thereon as set forth below.

        This Amended and Restated Term Note (this "Note") is delivered by Maker to Lender pursuant to and in accordance with the applicable provisions of the Loan Agreement dated as of November 18, 1998, as amended by that certain First Amendment to Loan Agreement dated April, 1999, that certain Amendment to Loan Agreement dated November 17, 1999, that certain Second Amendment to Loan Agreement dated November 16, 2000, that certain Third Amendment to Loan Agreement dated May 31, 2001, that certain Fourth Amendment to Loan Agreement dated May 31, 2002, that certain Fifth Amendment to Loan Agreement dated September 25, 2002, that certain Sixth Amendment to Loan Agreement dated February 25, 2003, that certain Seventh Amendment to Loan Agreement dated May 31, 2003, and that certain Eighth Amendment to Loan Agreement of even date herewith (and as further amended from time to time, collectively, the "Loan Agreement") executed by and between Maker and Lender. This Note is the Term Note evidencing the Term Loan referred to in the Loan Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement, the applicable provisions of which are incorporated herein by this reference.

        All interest payable pursuant to this Note and the Term Loan shall be paid in the manner set forth in the Loan Agreement. The Term Loan and all unpaid interest accrued thereon shall become due, if not sooner paid, or due by acceleration or otherwise, on the Term Loan Termination Date.

        All interest payments shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days during the period for which interest is being charged.

        The occurrence of an Event of Default under the Loan Agreement shall be an Event of Default under this Note. At the election of the holder hereof, upon the occurrence and continuance of an Event of Default, and with the notice, if any, required pursuant to the terms of Section 11 of the Loan Agreement, the Term Loan, and all accrued and unpaid interest thereon, shall be and become immediately due and payable in full. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, and such failure shall not be deemed to establish a custom or course of dealing or performance between Maker and Lender. All funds received by Lender during the existence of an Event of Default shall be applied in the manner set forth in the Loan Agreement.

        Maker may prepay this Note in whole or in part in accordance with Section 2 of the Loan Agreement.

        All payments to be made by Maker pursuant to this Note shall be made in accordance with the instructions set forth in the Loan Agreement. Payment shall not be deemed to have been received by Lender until Lender is in receipt of good funds as provided in Section 2.4 of the Loan Agreement.

        The proceeds of the loan evidenced by this Note shall be used solely for the purposes specified in Section 4(1)(c) of the Illinois Interest Act, 815 ILCS 205, et seq., as amended, and the principal sum advanced is for a business loan which comes within the purview of such section.

        If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Maker promises and agrees to pay all Out-of-Pocket Fees and Costs incurred in connection therewith as more specifically set forth in the Loan Agreement.

        Maker hereby waives presentment for payment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time before, at or after maturity, without in any way affecting the liability of Maker hereunder or any guarantor hereof.

        All funds disbursed to or for the benefit of Maker will be deemed to have been disbursed in Chicago, Illinois. This Note is to be governed and construed in accordance with the laws and decisions of the State of Illinois. This Note may not be changed or amended orally, but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

        This Note shall be binding upon Maker, its successors and assigns, and shall inure to the benefit of the successors and assigns of Lender.

        In no event shall Lender be construed for any purpose to be a partner, joint venturer or agent of Maker in the conduct of Maker's business.

        In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any court or any governmental body, this Note shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

        This Note amends and restates in its entirety the Term Note dated November 18, 1998 executed by Maker in favor of Lender in original principal amount of $14,000,000.00 (the "Prior Note"), which Prior Note shall be deemed merged herein. Nothing herein contained shall constitute the satisfaction of the obligations under the Prior Note except the payment in full of all obligations under this Note.

        IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

MINUTEMAN INTERNATIONAL, INC., an Illinois corporation
By:
Name:
Title:

EXHIBIT E

Form of Closing Certificate

        I,                        ,                         of Minuteman International, Inc. ("Borrower"), do hereby certify to LaSalle Bank National Association ("Lender"), pursuant to Section 7(c) of that certain Eighth Amendment to Loan Agreement of even date herewith (the "Amendment") between Lender and Borrower (all terms not otherwise defined herein shall have the respective meanings set forth in that certain Loan Agreement dated as of November 18, 1998 (as amended collectively, the Loan Agreement"), as follows:

          1.     All of the warranties and representations contained in the Amendment and Loan Agreement (as amended by the Amendment) are true and correct in all material respects, except to the extent such representation or warranty by its terms is made as of a specified date, in which case such representation and warranty remains true and correct in all material respects as of such specified date.

          2.     No Potential Default has occurred or will result from the execution and delivery of the Amendment and no Event of Default has occurred which is an Uncured Default or will result from the execution and delivery of the Amendment, in each case, other than any of the foregoing which have been expressly waived by Lender pursuant to the Amendment.

          3.     No litigation, investigation or proceeding before any court or other governmental authority is pending or, to Borrower's knowledge, threatened against Borrower or any officer, director, or employee of Borrower, which is likely to have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower, and no injunction, writ, restraining order, judgment, decree, or other order of any nature which could reasonably have a material adverse effect on the condition, financial or otherwise, business, property, or results of operations of Borrower has been issued or threatened by any court or other governmental authority.

          4.     No adverse change or event has occurred which is likely to have a material adverse effect on the condition, financial or otherwise, business, property or results of operations of Borrower.

        IN WITNESS WHEREOF, I have executed this Closing Certificate as of July 8, 2004.

MINUTEMAN INTERNATIONAL, INC., an Illinois corporation
By:
Name:
Title:

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  Exhibit (b)(2)
EIGHTH AMENDMENT TO LOAN AGREEMENT